EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-146596, 333-158320, 333-163779, and 333-167049 on Form S-3 and Nos. 333-148333, 333-160602 and 333-175100 on Form S-8 of our reports dated February 29, 2012, relating to the financial statements of Northern Oil and Gas, Inc., and the effectiveness of Northern Oil and Gas, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Northern Oil and Gas, Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
February 29, 2012